Exhibit 1

LOCK-UP AGREEMENT

November l5, 2011

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, NY 10179

Re:      Idenix Pharmaceuticals, Inc. — Public Offering

Ladies and Gentlemen:

The undersigned understands that you propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by J.P. Morgan Securities LLC (the “Underwriter”), of common stock, $0.001 par value, of the Company (the “Securities”).

In consideration of the Underwriter’s agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan Securities LLC, the undersigned will not, during the period ending 60 days after the date of the prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, $0.001 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock (other than the exercise of “piggyback” registration rights to the extent the Company initiates a registration), in each case other than (A) the Securities to be sold by the undersigned pursuant to the Underwriting Agreement, (B) transfers of shares of Common Stock as a bona fide gift or gifts, (C) the exercise of any option to purchase shares of Common Stock, provided that the underlying Common Stock continues to be subject to the restrictions set forth above, (D) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, (E) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to the immediate family of the undersigned, to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of the immediate family of the undersigned or to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held exclusively by the undersigned and/or a member or members of the immediate family of the undersigned, (F) transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock upon death by will or intestate succession, (G) the entry into any trading plan established pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), provided that no sales or other dispositions may occur under such plan until the expiration of the 60-day restricted period and that no filing or other public announcement, whether under the Exchange Act or otherwise, shall be required or shall be made by the undersigned or the Company in connection with the trading plan during such restricted period and, before the trading plan is established, the Company shall have provided to J.P Morgan Securities LLC written confirmation that no such filing or public announcement shall be required or shall be made by the Company in connection with the trading plan during such period and (H) if the undersigned is an entity, transfers of shares of Common Stock or other securities to an Affiliate (as defined in Rule 12b-2 under the Exchange Act) and/or transfers by or on behalf of any employee benefit plan maintained by the undersigned or an Affiliate; provided, further, that in the case of any transfer or distribution pursuant to clause (B), (E), (F) or (H), each donee, distributee or transferee shall execute and deliver to the Underwriter a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), (D), (E), (F) or (H), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above). Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 60-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective prior to December 31, 2011, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from, all obligations under this Letter Agreement. The undersigned understands that the Underwriter is entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and the undersigned’s obligations hereunder are conditioned upon and shall have no force or effect unless all executive officers and directors of the Company on the date hereof have executed a letter agreement in the same form.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,

NOVARTIS PHARMA AG

By:	/s/ Paul D. Burns
Name: Paul D. Burns
Title: General Counsel, Pharma

By:	/s/ Matt Owens
Name: Matt Owens
Title: Senior Legal Counsel